Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

STEVENS HOLDING COMPANY, INC.

MAY 10, 2018

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Stevens Holding Company, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: Article Four of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is thirty five million (35,000,000) shares of Common Stock, each having a par value of one cent ($0.01).

SECOND: The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name as of the date first written above.

Stevens Holding Company, Inc.

By:	/s/ Daniel B. Kim
Name: Daniel B. Kim
Title: Vice President and Secretary

[Signature Page to Certificate of Amendment to the Certificate of Incorporation of Stevens Holding Company, Inc.]